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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                 AUGUST 13, 1999


                                 INTERLEAF, INC.
             (Exact name of Registrant as specified in its charter)




       MASSACHUSETTS                   0-14713                  04-2729042
(State or other jurisdiction        (Commission             (I.R.S. Employer
of incorporation)                    File Number)           Identification No.)


                 62 FOURTH AVENUE, WALTHAM, MASSACHUSETTS 02451
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (781) 290-0710



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ITEM 5.  OTHER EVENTS.

The Company has entered into a Common Stock Purchase Agreement effective as of August 13, 1999 (the "Purchase Agreement") with nine (9) persons (the "Purchasers") pursuant to which each of the Purchasers has agreed to purchase, and the Company has agreed to sell 940,333 shares of Common Stock at a purchase price of $7.50 per share (the "August 1999 Private Placement"). The aggregate consideration payable under the Purchase Agreement is approximately $7.05 million. The shares will be issued in reliance on an exemption from registration under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

Under the terms of the Purchase Agreement, the Company is required to file a registration statement under the Securities Act covering the resale of the shares of Common Stock sold under the Purchase Agreement, and to use its best efforts to have such registration statement declared effective as soon thereafter as possible.

One of the Purchasers in the August 1999 Private Placement is the Company's CEO, an affiliate of the Company. He was requested by the unaffiliated Purchasers to invest some of his own money to purchase shares of Common Stock in the transaction as an inducement to the unaffiliated Purchasers to enter into the Purchase Agreements. At the time that the purchase price was negotiated with the unaffiliated Purchasers, the purchase price per share was the then current market price.

EXHIBITS

10.  Form of Common Stock Purchase Agreement.



SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 17, 1999                  INTERLEAF, INC.


                                          /s/ Craig Newfield
                                          --------------------------------------
                                          By:      Craig Newfield
                                          Title:   V.P., General Counsel & Clerk